SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material – under Rule 14a-12

THORATEC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2002

Dear Shareholder:

      You are cordially invited to attend the Thoratec Corporation Annual Meeting of Shareholders to be held on Friday, May 31, 2002 at 9:00 a.m., Pacific Daylight Time, at our Company’s headquarters located at 6035 Stoneridge Drive, Pleasanton, California 94588. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

      We hope you will be able to attend the Annual Meeting to listen to our report on the status of our business and performance during 2001 and our near-term plans, and to ask any questions you may have.

      Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote in person at the meeting or by sending in your written Proxy. Your vote by written Proxy will ensure your representation at the Annual Meeting if you cannot attend in person. Please review the instructions on the Proxy card regarding your voting options.

      Thank you for your on-going support and continued interest in Thoratec Corporation.

Very truly yours,

D. Keith Grossman
Chief Executive Officer and President

Corporate Headquarters

Thoratec Corporation	6035 Stoneridge Drive,	Pleasanton, CA 94588	Tel 925-847-8600	Fax 925-847-8574	www.thoratec.com

Woburn Office 470 Wildwood Street, Woburn, MA 01888 Tel 781-932-8668 Fax 781-933-4476	Rancho Cordova Office 2945 Kilgore Road, Rancho Cordova, CA 95670 Tel 916-852-2833 Fax 916-638-3216

THORATEC CORPORATION
THORATEC CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
Record Date and Shares Outstanding
Revocability of Proxies
Voting
Quorum; Abstentions; Broker Non-Votes
Solicitation of Proxies
Householding of Annual Disclosure Documents
Deadline for Receipt of Shareholder Proposals
BOARD OF DIRECTORS STRUCTURE AND COMPENSATION
Structure and Committees
Board Compensation
PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
Required Vote; Recommendation of the Board
Description of the ESPP
Federal Income Tax Consequences
Required Vote; Recommendation of the Board
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE COMPENSATION AND OPTION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
Indemnification Agreements
EXECUTIVE COMPENSATION
Option Grants
Option Exercises and Holdings
Employment Contracts, Termination of Employment and Change-in-Control Agreements
INDEPENDENT PUBLIC ACCOUNTANTS
Fees Paid to Accountants for Services Rendered During Fiscal Year 2001
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
OTHER MATTERS
Appendix A

THORATEC CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 31, 2002

To the Shareholders of Thoratec Corporation

      NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Thoratec Corporation, a California corporation (“Thoratec” or our “Company”), will be held on Friday, May 31, 2002 at 9:00 a.m., Pacific Daylight Time, at our Company’s headquarters located at 6035 Stoneridge Drive, Pleasanton, California 94588 for the following purposes:

•	To elect eight directors to serve for the ensuing year and until their successors are elected;

•	To approve the adoption of the Thoratec Corporation Employee Stock Purchase Plan; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on April 23, 2002 are entitled to notice of, to attend and to vote at the meeting and any adjournments thereof. All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a Proxy. If you own shares through a broker, and you wish to attend and vote in person at the meeting, you must obtain from your broker a Proxy issued in your name.

For the Board of Directors

M. Wayne Boylston
Secretary

Pleasanton, California

April 30, 2002

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

THORATEC CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

      The Board of Directors of Thoratec Corporation, a California corporation, (“Thoratec” or our “Company”) is furnishing this Proxy Statement to you in connection with our solicitation of Proxies to be used at our Annual Meeting of Shareholders to be held on Friday, May 31, 2002 at 9:00 a.m., Pacific Daylight Time, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our Company’s headquarters at 6035 Stoneridge Drive, Pleasanton, California 94588. The telephone number at that address is (925) 847-8600.

      The date of this Proxy Statement is April 30, 2002 and it was mailed on or about April 30, 2002 to all shareholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

      Shareholders of record at the close of business on April 23, 2002, referred to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 57,068,988 shares of our Company’s common stock (“Common Stock”) were outstanding.

Revocability of Proxies

      Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not in and of itself revoke your Proxy appointment.

Voting

      Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than eight candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share is entitled to one vote on each proposal or item that properly comes before the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” from a matter are treated as being present at the meeting for purposes of establishing a quorum. These shares are also treated as votes eligible to be cast by the holders of Common Stock present in person or represented by Proxy at the Annual Meeting and “entitled to vote on the subject matter,” and are referred to as the Votes Cast, with respect to such matter.

      While abstentions, which are votes ABSTAINED, will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Solicitation of Proxies

      The cost of soliciting Proxies in connection with this Proxy Statement has been or will be borne by us. In addition to solicitation by mail, we may request that banks, brokers and other custodians, nominees and fiduciaries send Proxy Statements to the beneficial owners of Common Stock and secure their instructions as to consent. We may reimburse such banks, brokers and other custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Some of our directors, officers and other employees may, without additional compensation, solicit Proxies personally, or by telephone, facsimile or e-mail.

Householding of Annual Disclosure Documents

      The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. This rule allows us to send a single set of our Annual Report and Proxy Statement to any household at which two or more Thoratec shareholders reside if we believe that the shareholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both us and our shareholders. It reduces the volume of duplicate information received at your house and helps us reduce our expenses. Each shareholder, however, will continue to receive individual Proxy cards or voting instruction forms.

      If your household has previously received a single set of disclosure documents, but you would prefer to receive your own copy this year or in future years, you should contact your bank, broker or other nominee record holder. We can also deliver a separate copy of either our Annual Report or Proxy Statement to any shareholder upon either written request to Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, Attention: Corporate Secretary, or upon oral request by calling (925) 847-8600. Similarly, if you share an address with another Thoratec shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please follow the same instructions.

Deadline for Receipt of Shareholder Proposals

      Proposals of our shareholders which are intended to be presented by such shareholders at our 2003 annual meeting of shareholders must be received by us no later than December 15, 2002 in order to be included in the proxy statement and form of proxy relating to that meeting.

BOARD OF DIRECTORS STRUCTURE AND COMPENSATION

Structure and Committees

      J. Donald Hill, M.D. serves as Chairman of our Board of Directors (the “Board”). The Board held a total of seven meetings during our 2001 fiscal year, which ended on December 29, 2001. Every director attended at least 75% of the number of meetings of the Board and meetings of the Committees of the Board on which the director served. The Board has an Audit Committee and a Compensation and Option Committee. The Board does not have a standing nominating committee.

      The Audit Committee of our Board reviews our auditing, accounting, financial reporting and internal control functions and selects our independent auditors. This Committee operates under a written charter adopted by our Board. This charter was included as an appendix to our proxy statement for our 2001 annual meeting of shareholders. The Audit Committee is comprised of Messrs. Chase, Cole and Hitchcock, with Mr. Chase serving as Chairman. All of our Audit Committee members are independent from our Company based on the National Association of Securities Dealers’ (the “NASD”) listing standards. Our Audit Committee met six times during our 2001 fiscal year. The purpose of our Audit Committee is to:

•	Monitor the integrity of the financial statements of our Company;

•	Oversee the independence of our Company’s independent auditors; and

•	Recommend to the Board of Directors the selection of the independent auditors, evaluate the independent auditors and, where appropriate, recommend the replacement of the independent auditors.

In discharging its duties, our Audit Committee, amongst its other duties:

•	Meets with management and the independent auditors to review and discuss the annual financial statements and the report of the independent auditors thereon and, to the extent the independent auditors or management brings any such matters to the attention of the Audit Committee, to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information or the adequacy of internal controls;

•	Meets quarterly with management and the independent auditors to review and discuss the quarterly financial statements; and

•	Reviews significant changes to our Company’s accounting principles and practices proposed by the independent auditors or management.

      Our Compensation and Option Committee met five times during our 2001 fiscal year and is comprised of Messrs. Holbrook, Mulvena and Dr. Hill, with Mr. Mulvena serving as Chairman. Our Compensation and Option Committee:

•	Reviews compensation and benefits for our employees generally and for our senior executives specifically and makes recommendations to the full Board; and

•	Has authority to grant stock options under our 1997 Stock Option Plan, as amended, to employees and consultants.

Board Compensation

      Until February 2001, directors received reimbursement for travel and other expenses directly related to their activities as directors. Outside directors were paid $2,500 per meeting held in person and $500 per quarter for committee meetings. In addition, with prior approval of the Chairman, consulting fees of $1,500 per day for the first full day and $1,000 per day thereafter may have been paid to directors.

      After February 2001, all directors received a $15,000 annual retainer that was paid quarterly on a calendar basis. They also received $1,000 for each quarter where there was a Board meeting attended by the director, and $500 for each quarter where a committee meeting was attended by the committee member. If the committee meeting exceeded four hours, the Chairman had the discretion to grant an additional fee. The

Chairman of the Board received $1,000 per quarter in which there was a Board meeting that he attended, and each committee chairman received $500 per quarter in which there was a committee meeting that he attended. Outside directors are eligible to participate in our 1996 Nonemployee Directors Stock Option Plan (the “Directors Option Plan”).

      A total of 350,000 shares of Common Stock have been authorized for issuance under the Directors Option Plan. The Directors Option Plan provides for the automatic granting of nonqualified stock options to our directors who are not employees of our Company or any parent or subsidiary of our Company and who have not been an employee of our Company or any parent or subsidiary of our Company in the previous 12 months (the “Eligible Outside Directors”). Each person who is newly elected or appointed as an Eligible Outside Director will be granted an option to purchase 15,000 shares of Common Stock in quarterly installments on the effective date of such initial election or appointment (the “Initial Grant”). Each Eligible Outside Director (including the existing outside directors) generally will be granted an option to purchase 7,500 shares of Common Stock in quarterly installments beginning on the date of the first meeting of the Board following the annual meeting of shareholders (the “Annual Grant”). In any event, both the Initial Grant and the Annual Grant will be made no later than August 31, November 30, February 28 or May 31 of the relevant year. As of March 30, 2002, options to purchase 218,332 shares were outstanding under the Directors Option Plan. We currently have six Eligible Outside Directors who are eligible to participate in the Directors Option Plan. The exercise price of the options in all cases is equal to the fair market value of Common Stock on the grant date. Each option granted pursuant to the Directors Option Plan expires five years after the date of grant or earlier in the event of the termination of the director’s service on the Board. Each option granted under the Directors Option Plan is exercisable immediately after the date of grant. The Board may waive the directors’ fees in any given year and have the exercise price of options granted under the Directors Option Plan reduced by the amount of the fees so waived.

      For their services on the Board and committees of the Board provided during 2001, Dr. Hill and Messrs. Chase, Cole, Hitchcock, Holbrook, Melas-Kyriazi and Mulvena received compensation of $26,500, $21,500, $20,500, $20,500, $22,500, $19,000 and $24,750, respectively. Each Eligible Outside Director was granted options to purchase 1,875 shares of Common Stock on February 23, 2001, May 24, 2001, August 23, 2001, and November 30, 2001 with an exercise price of $9.37 per share, $11.06 per share, $18.90 and $17.63 per share, respectively.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      A board of eight directors is to be elected at the Annual Meeting. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the eight nominees named below, each of whom is presently serving as one of our directors. As long as Thermo Electron Corporation (“Thermo Electron”) beneficially owns at least 10% of the voting power of all our voting securities outstanding, we are required to take all necessary action to cause a nominee of Thermo Electron to be elected to Thoratec’s Board. Thermo Electron has designated its Chief Financial Officer, Theo Melas-Kyriazi, to serve as its representative and Mr. Melas-Kyriazi has been nominated to serve on our Board. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. If additional persons are nominated for election as directors, the Proxy holders intend to vote all Proxies received by them in accordance with cumulative voting to elect as many of the nominees listed below as possible. In such event, the Proxy holders will determine the specific nominees for whom such votes will be cumulated. The term of office for each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified. We do not expect that any nominee will be unable or will decline to serve as a director.

      The following table provides information concerning our director nominees:

			Director
Name of Nominee	Age	Position with our Company	Since

J. Donald Hill	65	Director and Chairman of the Board	1976
D. Keith Grossman	42	Director, President and Chief Executive Officer	1996
Howard E. Chase	65	Director	1986
J. Daniel Cole	55	Director	1997
William M. Hitchcock	62	Director	1996
George W. Holbrook, Jr.	70	Director	1995
Theo Melas-Kyriazi	42	Director	2001
Daniel M. Mulvena	53	Director	1997

      There are no family relationships among our directors or executive officers.

      J. Donald Hill, M.D. has been a director of our Company since our inception. In January 1995, Dr. Hill became Chairman of the Board. Dr. Hill is the director of the Heart Failure, Transplant, Artificial Heart and Circulatory Support Program at California Pacific Medical Center in San Francisco where he has been a practicing cardiovascular surgeon since 1966.

      D. Keith Grossman, President, Chief Executive Officer and Director, joined our Company as President and Chief Executive Officer in January 1996. He was elected to the Board in February 1996. Prior to joining us, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc., from June 1992 to September 1995, at which time it was sold. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices and a division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation.

      Howard E. Chase, became a director of our Company in November 1986. He is currently the President and Chief Executive Officer of The Hollandbrook Group, LLC, which provides merger and acquisition consulting services to asset management firms and others. Mr. Chase served as President and Chief Executive Officer of Carret Holdings, Inc. (formerly Matrix Global Investments, Inc.) from June 1999 until December

2001. Mr. Chase served as President and Chief Executive Officer of Trident Rowan Group, Inc. (“TRGI”) from September 1995 to March 1998 and Chairman of the Board of TRGI from March 1998 to December 1999. From 1984 to August 1995, Mr. Chase was a partner in the law firm of Morrison Cohen Singer & Weinstein, LLP in New York City. He acted as an advisor and as a special counsel to our Company from 1979 to 1995. Mr. Chase serves as a member of the board of directors of Trident Rowan Group, Inc. and Centerpoint Corporation (formerly Moto Guzzi Corporation).

      J. Daniel Cole became a director of our Company in June 1997. Since March 1997, Mr. Cole has been a general partner of the Spray Venture Fund of Boston. Mr. Cole was President and Chief Operating Officer of SciMed Life Systems Corporation from March 1993 to March 1995, and Senior Vice President and Group President of Boston Scientific Corporation’s vascular business from March 1995 to March 1997. He has also held a number of senior executive positions at Baxter Healthcare Corporation, including President of its Edwards Less Invasive Surgery Division and its Critical Care Division. Mr. Cole also serves as a member of the board of directors of numerous private companies.

      William M. Hitchcock became a director of our Company in September 1996. Since December 1996, Mr. Hitchcock has served as President and director of Avalon Financial, Inc. From May 1992 to December 1996, Mr. Hitchcock was President of Plains Resources International Inc., a wholly owned subsidiary of Plains Resources Inc. Mr. Hitchcock also serves as a member of the board of directors of Plains Resources Inc., Protalex, Inc., Telx Group, Inc. and Luna Imaging, Inc.

      George W. Holbrook, Jr. became a director of our Company in June 1995. Since 1984 Mr. Holbrook has been the Managing Partner of Bradley Resources Company, a private investment partnership. Mr. Holbrook is a trustee of Merrill Lynch Funds for Institutions and a director of G&G Technologies, Inc., Autogenics, Ltd., Radiomed Corporation, Soilzone and Radius Medical Technologies, Inc.

      Theo Melas-Kyriazi became a director of our Company in February 2001. Since January 1999, he has been the Chief Financial Officer of Thermo Electron. He joined Thermo Electron in 1986 as Assistant Treasurer and served as Treasurer from 1988 to 1994. He was named President and Chief Executive Officer of ThermoSpectra Corporation, a subsidiary of Thermo Electron, in 1994, a position he held until becoming Vice President of Corporate Strategy of Thermo Electron in 1998.

      Daniel M. Mulvena became a director of our Company in May 1997. Mr. Mulvena is the founder and owner of Commodore Associates, a consulting company. Mr. Mulvena was Group Vice President Cardiac/ Cardiology and a member of the operating committee for Boston Scientific Corporation from February 1992 to May 1995. Prior to that, he was the President and Chief Executive Officer and Chairman of Lithox Systems, Inc. Prior to that, Mr. Mulvena held a number of executive positions, including President of the Implants Division and President of the Cardiosurgery Division, at C.R. Bard, Inc. Mr. Mulvena also serves as a Chairman of the Board of directors of Echocath, Inc., Magna-Lab Inc. and Cambridge Heart, Inc. and is a member of the board of directors of Zoll Medical Corporation.

Required Vote; Recommendation of the Board

      The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under California law.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

PROPOSAL TWO

APPROVAL OF THE THORATEC CORPORATION EMPLOYEE STOCK PURCHASE PLAN

      We believe that the future growth and success of our Company depends, in large part, on our ability to attract, retain and motivate employees. We also believe that providing employees an opportunity to acquire a proprietary interest in our Company, through the purchase of our Common Stock, is an important compensation-related element in attracting, retaining and motivating such persons.

      We believe that the approval of the Thoratec Corporation Employee Stock Purchase Plan (the “ESPP”) is in the best interests of our Company. The Board is expected to adopt the ESPP on or before May 31, 2002 and we expect that the Board will recommend a vote in favor of this proposal.

      The ESPP is summarized below. This summary is qualified in its entirety by reference to the full text of the ESPP, a copy of which is attached as Appendix A to this Proxy Statement and to the electronic copy of this Proxy Statement filed with the Securities and Exchange Commission. The electronic copy of this Proxy Statement, including Appendix A, may be obtained from the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Description of the ESPP

      The ESPP authorizes the issuance of up to 500,000 shares of Common Stock to participating employees. In addition, the ESPP provides for an annual increase in the total number of shares available for issuance under the ESPP on March 1 of each year, beginning March 1, 2003, equal to the lesser of: (i) 250,000 shares; (ii) 0.5% of the number of shares of all classes of Common Stock of our Company outstanding on that date; or (iii) a lesser number determined by the administrator. All employees of our Company and of participating subsidiaries whose customary employment is more than 20 hours per week and who are employed on the first day of a designated offering period, or enrollment date, are eligible to participate in an offering of shares of Common Stock under the ESPP. However, employees who would, immediately upon enrollment or reenrollment in the ESPP, own directly or indirectly five percent or more of the total combined voting power or value of all classes of stock of our Company or any of its subsidiaries are not eligible to participate in the ESPP. In addition, employees who are eligible to participate in the ESPP may not purchase in excess of $25,000 of Common Stock during any calendar year or more than 2,500 shares on any purchase date. As of March 30, 2002, 672 of our employees would have been eligible to participate in the ESPP.

      The ESPP will be implemented through a series of six-month offering periods, except the first offering period, which may be shorter. The first offering period will commence no sooner than the first trading day of September 2002. To participate in an offering under the ESPP, an employee must authorize Thoratec to deduct and apply to the purchase of shares under the ESPP any whole percentage, up to 15 percent, of his or her compensation during the offering period. On the purchase date at the end of each offering period, the accumulated payroll deductions of each participating employee will be used to purchase shares of Common Stock at the purchase price for that offering period. The purchase price of the shares will be 85 percent of the lower of the fair market value of the shares on the enrollment date for that offering period or the fair market value of shares of Common Stock on the purchase date, as reported on The NASDAQ National Market or other exchange on which our stock is traded.

      Because participation by employees in the ESPP will be voluntary, we cannot determine the number of shares of Common Stock that will be purchased in the future by our employees as a group.

Federal Income Tax Consequences

      The following is a summary of U.S. federal income tax consequences that will generally arise with respect to the purchase of shares of Common Stock made under the ESPP and with respect to the sale of such shares.

      Tax Consequences to Participants. Amounts withheld from the compensation of participants in the ESPP are taxable to the participants and subject to withholding. A participant will not recognize taxable income upon enrolling in the ESPP or upon purchasing shares of Common Stock under the ESPP. Instead, if a participant sells shares of Common Stock acquired under the ESPP at a sale price that exceeds the purchase price of the shares, then the participant will recognize taxable income in an amount equal to the excess of the sale price over the purchase price of such shares. A portion of that taxable income will be ordinary income and a portion may be treated as a capital gain, depending in part on the timing of the sale.

      If a participant sells shares of Common Stock purchased under the ESPP more than one year after acquiring the shares and more than two years after the beginning of the applicable offering period, then the participant will be taxed as follows: If the sale price of the shares is higher than the price at which they were purchased, then the participant will recognize ordinary compensation income equal to the lesser of (i) 15 percent of the fair market value of the shares as of the beginning of the applicable offering period or (ii) the excess of the sale price of such shares over their purchase price. Any further income is treated as a long-term capital gain. If the sale price of the shares is less than the price at which the participant purchased the shares, then the participant will recognize a long-term capital loss equal to the excess of the price at which the participant purchased the shares over their sale price.

      If a participant sells shares of Common Stock purchased under the ESPP within one year of acquiring such shares or within two years after the date on which the applicable offering period began (a “Disqualifying Disposition”), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares on the date they were purchased over their purchase price. In addition, the participant will recognize a capital gain to the extent that the price of the shares is greater than their fair market value on the date of their purchase and a capital loss to the extent that the sale price of the shares is less than their fair market value on the purchase date. This capital gain or loss will be a long-term capital gain or loss if a participant has held such shares for more than one year prior to the date of their sale and will be a short-term capital gain or loss if a participant has held such shares for a shorter period.

      Tax Consequences to our Company. The offering of shares of Common Stock under the ESPP will have no tax consequences to our Company. Moreover, in general, neither the purchase nor the sale of shares of Common Stock acquired under the ESPP will have any tax consequences to our Company except that we will, subject to the other limitations imposed by the Internal Revenue Code of 1986, as amended, be entitled to a compensation expense deduction with respect to any ordinary income recognized by a participant upon making a Disqualifying Disposition.

Required Vote; Recommendation of the Board

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to approve the ESPP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purposes in determining whether this matter has been approved.

      THE BOARD RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 30, 2002 by:

•	Each of our directors;

•	Each Named Executive Officer, as defined in the “Executive Compensation” section below;

•	All individuals who served as directors or executive officers at fiscal year end as a group; and

•	Each person who is known by us to own beneficially more than 5% of our Common Stock.

	Number of Shares	Percent of Shares
Name and Address(1)	Beneficially Owned(2)	Beneficially Owned(2)

Thermo Electron Corporation(3)	7,685,544	13.5%
Peter R. Kellogg	3,580,600	6.3%
J. Donald Hill(4)	1,333,620	2.3%
D. Keith Grossman(5)	775,333	1.3%
William M. Hitchcock(6)	420,373	*
George W. Holbrook, Jr.(7)	374,927	*
Bradley Resources Company(7)	166,669	*
James R. McGoogan(7)	166,669	*
Howard E. Chase(8)	75,985	*
M. Wayne Boylston(9)	50,000	*
J. Daniel Cole(10)	45,000	*
Daniel M. Mulvena(11)	45,000	*
Theo Melas-Kyriazi(12)	19,660	*
Directors and Executive Officers as a Group (9 persons)(13)	3,139,898	5.4%

*	Less than 1%

(1)	The address of the persons set forth above is the address of our Company appearing elsewhere in this Proxy Statement.

(2)	Applicable percentage ownership for each shareholder is based on 57,067,084 shares of Common Stock outstanding as of March 30, 2002, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Beneficial ownership also includes shares of Common Stock subject to options and warrants exercisable or convertible within 60 days of March 30, 2002. Shares of Common Stock subject to outstanding options are deemed outstanding for computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder. The table excludes Cheryl D. Hess, who retired in October 2001, and Thomas E. Burnett, Jr., who passed away on September 11, 2001. Management believes that both Ms. Hess and Mr. Burnett’s estate each own less than 1% of total shares outstanding if they continue to hold shares.

(3)	Includes 24,047 shares of Common Stock subject to options to acquire such shares granted by Thermo Electron pursuant to its director and employee stock option plans and 2,731,779 shares subject to a Shareholder Agreement between our Company and Thermo Electron. The Shareholder Agreement was entered into in connection with our merger with Thermo Cardiosystems Inc. (“Thermo Cardio-systems”) and obligates Thermo Electron to cause such shares to be voted in the manner directed by our management at any meeting of our shareholders and with respect to any consent of our shareholders.

(4)	Includes 110,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(5)	Includes 466,825 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(6)	Includes 43,333 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(7)	Bradley Resources Company is an investment partnership, which owns 166,669 shares of Common Stock. George W. Holbrook, Jr., a director of our Company, is a general partner of Bradley Resources Company and is deemed to share beneficial ownership of such shares with Mr. James R. McGoogan, a general partner of Bradley Resources Company. Includes 43,333 shares of Common Stock issuable upon exercise of options, by Mr. Holbrook, within 60 days of March 30, 2002.

(8)	Includes 70,833 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(9)	Includes 50,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(10)	Includes 45,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(11)	Includes 45,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(12)	Includes 16,700 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

(13)	Includes 891,024 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 2002.

REPORT OF THE COMPENSATION AND OPTION COMMITTEE

OF THE BOARD OF DIRECTORS

      During 2001, management compensation issues were reviewed by the Compensation and Option Committee, which consisted of Messrs. Holbrook, Mulvena and Dr. Hill. The function of the Compensation and Option Committee is to review and recommend management compensation to the Board. The Compensation and Option Committee met five times in 2001.

      We believe that our ability to achieve the objectives of obtaining regulatory approval for and commercializing our circulatory support and graft products, and becoming profitable, is dependent largely upon our ability to recruit and retain qualified executives with substantive experience in the development, regulatory approval, manufacture, marketing and sale of new medical devices. We are competing for experienced executives within the San Francisco Bay Area, where over 100 biotechnology/biomedical/pharmaceutical companies are located.

      We have a policy designed to control the base salaries of our executives while providing sufficient incentives to attract and retain qualified personnel. In accordance with this policy, we strive to set executive base salaries by considering relative contribution of the position to achievement of our Company’s goals and objectives, “market value” as defined by salaries of executives within the San Francisco Bay Area with comparable experience in similar positions, and job-related responsibilities with respect to size of budget, number of subordinates and scope of activities. In general, we strive to set base salaries of new executives at market, which is defined as the average base salary of incumbents in comparable positions, and use our 1993, 1996 and 1997 Stock Option Plans to facilitate recruiting and to retain qualified executives by providing long-term incentives. Typically, new executives are granted stock options as part of their initial employment package.

      During 1993, the Internal Revenue Code of 1986 was amended to include a provision that denies a deduction to publicly held corporations for compensation paid to “covered employees” (defined as the chief executive officer and the next four most highly compensated officers as of the end of the taxable year) to the extent that compensation paid to any “covered employee” exceeds $1 million in any taxable year of the corporation beginning after 1993. Certain “performance-based” compensation qualified for an exemption from the limits on deductions. It is our policy to attempt to qualify compensation paid to our top executives for deductibility in order to maximize our income tax deductions, to the extent that so qualifying the compensation is consistent with our fundamental compensation policies. Based upon the Internal Revenue Service’s regulations and compensation paid to our “covered employees” for the 2001 tax year, all compensation paid by our Company in 2001 to such covered employees was deductible to us.

      Stock Options. We have determined that stock options are an important incentive for attracting and retaining qualified personnel, including executive-level personnel.

      Corporate Performance Criteria. Management presents to us a set of corporate goals for a succeeding period, generally ranging from 12 to 18 months, as part of the annual plan and budget process. These goals establish benchmarks for assessing overall corporate performance. Given the dynamic nature of the new medical device development process, progress toward the achievement of corporate goals is reviewed with us periodically together with a description of any change in circumstances that management believes may warrant an update to or revisions of these goals. The principal corporate goals for 2001 were to achieve revenue and net income targets, successfully merge Thoratec with Thermo Cardiosystems and complete several clinical trials and regulatory submissions.

      Periodic Salary Adjustments. Generally, executive salaries are reviewed annually, and salary adjustments may be awarded on the basis of increased responsibilities of individual executives over a period of time or the outstanding performance of individual executives as exhibited by consistently high standards in the execution of established duties, as described by the Chief Executive Officer to the Board. Company performance as a whole is a major consideration in our decision to award any salary increases and, to a lesser extent, we also consider general economic conditions and trends. The base salaries of our Company executives, excluding the three executive officers, were increased between 8.15% and 18.85% percent during 2001 based on performance and execution of duties. At the time of our merger with Thermo Cardiosystems in February 2001, the three executive officers received salary increases between 12.39% and 43.08% commensurate with their duties and responsibilities in a company of Thoratec’s post-merger size.

      Chief Executive Officer Compensation. Compensation for the Chief Executive Officer is determined by the Compensation and Option Committee, subject to ratification by the entire Board based on his leadership and achievements of key strategic and regulatory objectives for the year. For the 2001 fiscal year, Mr. Grossman’s salary was increased to $350,000 per year. In addition, based on achievement of certain bonus-related objectives, Mr. Grossman was awarded a bonus of $213,938 for the 2001 fiscal year. In fiscal year 2001, Mr. Grossman was awarded stock option grants totaling 290,500 shares of Common Stock. Mr. Grossman also received a grant of 250,000 shares of restricted stock in the 2001 fiscal year. The restrictions on 125,000 of these shares lapse on December 6, 2005 and on December 6, 2006 for the remaining 125,000 shares. The restrictions are subject to acceleration under certain conditions in the event of a change in control of our Company. If Mr. Grossman’s services to Thoratec as an employee cease for any reason not related to a change in control, including death or disability, all restricted shares for which restrictions have not then lapsed will be forfeited by Mr. Grossman.

      Summary. We believe that we have established a program for compensation of our executives which is fair and which aligns the financial incentives for executives with the interests of our shareholders.

Submitted by:
The Compensation and Option Committee

Daniel M. Mulvena, Chairman
George W. Holbrook, Jr.
J. Donald Hill, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 2001, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer serve on our Board or our Compensation and Option Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of copies of such reports received by us, we believe that during the fiscal year ended December 29, 2001 all Section 16(a) filing requirements applicable to our officers, directors and ten percent shareholders were satisfied.

CERTAIN TRANSACTIONS

Indemnification Agreements

      Our Company’s Bylaws provide for the indemnification by us of our agents, including our directors and officers, to the maximum extent permitted under California law. Our Company also has indemnity agreements with our directors and certain of our officers. These indemnity agreements permit us to indemnify an officer or director to the maximum extent permitted under California law and prohibit us from terminating our indemnification obligations as to acts of any officer or director that occur before the termination. We believe the indemnity agreements assist us in attracting and retaining qualified individuals to serve as directors and officers of our Company. The indemnifications and limitations on liability permitted by the bylaws and the indemnity agreements are subject to the limitations set forth by California law.

EXECUTIVE COMPENSATION

      The following table presents information concerning compensation received during the year ended December 29, 2001 by our Company’s chief executive officer and each of our Company’s three other executive officers whose total salary and bonus earned during that year exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

							All Other
							Compensation

						Long-Term	Life
						Compensation	Insurance
	Annual Compensation				Restricted	Securities	Premiums
					Stock	Underlying	Paid by the
Name and Principal Position	Year	Salary	Bonus	Other(1)	Awards	Options	Company(2)	Other(3)

		$	$	$	$	#	$	$
D. Keith Grossman(4)	2001	337,029	213,938	—	4,140,000 (5)	290,500	1,942	5,100
Chief Executive Officer	2000	239,904	224,798	—	—	90,000	568	5,100
President and Director	1999	214,362	107,569	—	—	120,000	617	2,400
M. Wayne Boylston(6)	2001	103,846	42,176	153,901	—	150,000	831	3,115
Senior Vice President,	2000	—	—	—	—	—	—	—
Chief Financial Officer and Secretary	1999	—	—	—	—	—	—	—
Thomas E. Burnett, Jr.(4)(7)	2001	161,231 (8)	— (8)	—	—	60,500	1,201	5,100
Senior Vice President,	2000	188,750	141,528	—	—	60,000	426	5,100
Chief Operating Officer	1999	158,318	57,614	—	—	70,000	451	1,204
Cheryl D. Hess(4)	2001	157,104	81,250	—	—	45,000	1,238	590,100
Retired Vice President,	2000	170,250	106,299	—	—	46,500	407	5,100
Chief Financial Officer and Secretary	1999	156,588	57,108	—	—	60,000	451	2,400

(1)	In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2)	Amount represents premiums paid for term life insurance for the benefit of the Named Executive Officer.

(3)	Other Compensation represents employer contributions to a 401(k) retirement plan. Other Compensation for Ms. Hess for 2001 includes a separation payment of $585,000 paid to Ms. Hess upon her retirement in October 2001 and $5,100 of employer contributions to a 401(k) retirement plan.

(4)	Excludes a payment earned pursuant to a waiver agreement in connection with our merger with Thermo Cardiosystems. See “Option Exercises and Holdings.”

(5)	In December 2001, a restricted stock award of 250,000 shares of Common Stock was granted to Mr. Grossman. The full vesting of the award is subject to continued employment with us over a period of five years. As of December 29, 2001, the aggregate value of the restricted stock shares was $4,257,500 based on our closing stock price on December 28, 2001 and none of the restrictions on the shares had lapsed.

(6)	Mr. Boylston commenced employment with us in July 2001. The amount included in Other Annual Compensation represents a reimbursement of Mr. Boylston’s relocation expenses.

(7)	Deceased, September 11, 2001.

(8)	Amounts exclude $57,865 in salary and earned vacation pay and $144,000 in bonus paid to Mr. Burnett’s estate following his death.

Option Grants

      The following table provides information concerning grants of options to purchase Common Stock made to each of the Named Executive Officers during 2001. No stock appreciation rights were granted to these individuals during 2001.

Fiscal Year 2001 Option Grants

		Individual Grants
						Potential Realized
			Percent of			Value at Assumed
		Number of	Total			Annual Rates of Stock
		Securities	Options			Price Appreciation for
		Underlying	Granted to	Exercise		Option Term(1)
		Options	Employees	Price	Expiration
Name	Grant Date	Granted(2)	in 2001	($/Sh)	Date	5%	10%

D. Keith Grossman	2/23/2001	90,000	3.1%	$9.375	2/23/2011	$531,000	$1,345,000
	4/4/2001	500	0.0%	6.560	4/4/2011	2,000	5,000
	12/6/2001	200,000	7.0%	16.560	12/6/2011	2,083,000	5,278,000
M. Wayne Boylston	7/16/2001	150,000	5.2%	14.650	7/16/2011	1,382,000	3,502,000
Thomas E. Burnett, Jr.	2/23/2001	60,000	2.1%	9.375	2/23/2011	354,000	896,000
	8/13/2001	500	0.0%	17.280	8/13/2011	5,000	14,000
Cheryl D. Hess	2/23/2001	45,000	1.6%	9.375	2/23/2011	265,000	672,000

(1)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our Common Stock.

(2)	Options vest over a period of four years from the grant date.

Option Exercises and Holdings

      The following table presents certain information regarding the value of options exercised during fiscal year 2001 and the value of unexercised stock options held by each of the Named Executive Officers as of December 29, 2001.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year 2001 Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(3)
	Acquired on	Value
Name	Exercise(#)	Realized(1)	Exercisable(2)	Unexercisable	Exercisable	Unexercisable

D. Keith Grossman	199,508	$2,584,212	444,325	290,000	$4,387,479	$982,950
M. Wayne Boylston	—	—	—	150,000	—	357,000
Thomas E. Burnett, Jr.	324,000	3,034,345	—	—	—	—
Cheryl D. Hess	218,583	2,199,612	—	—	—	—

(1)	Calculated by determining the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Upon consummation of the merger between Thoratec and Thermo Cardiosystems, stock options to purchase 270,000, 133,750 and 115,000 shares of Common Stock held by Mr. Grossman, Mr. Burnett and Ms. Hess, respectively, accelerated fully per the original terms of their stock option agreements. In connection with the merger, our Company entered into waiver agreements with each of these individuals pursuant to which they agreed to waive their rights to immediately exercise these options and to sell the related stock for a period of up to 18 months following the merger. Pursuant to his waiver agreement, as of the end of the 2001 fiscal year, Mr. Grossman had accrued a right to receive a payment of $306,250. Pursuant to their waiver agreements Mr. Burnett’s estate was paid $288,000 following his death on

September 11, 2001 and Ms. Hess was paid $90,285 upon her retirement from our Company in October 2001.

(3)	Calculated by determining the difference between the fair market value of the securities underlying the options at December 28, 2001 ($17.03) and the exercise price of the options.

Employment Contracts, Termination of Employment and Change-in-Control Agreements

      Effective December 6, 2001, our Company entered into a five-year employment agreement with Mr. Grossman, which superseded an employment agreement with Mr. Grossman entered into on January 31, 1996. The current employment agreement provides, among other things, for Mr. Grossman’s employment as President and Chief Executive Officer at an initial base salary of $350,000 per year, which the Compensation and Option Committee may increase from time to time. Under the employment agreement, Mr. Grossman is also eligible for a bonus with an annual target equal to 75% of his base salary each year. The employment agreement also provides for the granting to Mr. Grossman of restricted Common Stock as well as annual grants of options to purchase Common Stock. The quantity of shares to be covered under these grants will be determined by the Board and the Compensation and Option Committee. On December 6, 2001, 250,000 shares of restricted Common Stock were granted to Mr. Grossman. Additionally, the employment agreement provides that Mr. Grossman will receive such benefits as the Board may, from time to time, determine to provide for our Company’s key executives.

      Under the employment agreement, Mr. Grossman’s employment by our Company terminates immediately upon his receipt of a written notice of termination by our Company or upon his permanent disability or death. The employment agreement may be terminated by Mr. Grossman at any time and for any reason upon at least 30 days’ prior written notice to our Company. In the event of termination of his employment other than:

•	for “cause”, such as gross misconduct, fraud, or material, breach;

•	on account of permanent disability, or;

•	by voluntary termination other than for “good reason,” defined in the employment agreement as any material reduction in duties or salary or bonus or a requirement to work more than 25 miles from our Company’s current headquarters;

the employment agreement provides that our Company will pay an amount equal to two times of his then current base salary, payable ratably during the 12 months after termination or within 30 days after termination as a lump sum payment at Mr. Grossman’s discretion communicated by him to our Company in writing. Additionally, all outstanding stock options held by Mr. Grossman will immediately vest and become exercisable upon his death or disability, as defined.

      Should a change of control in the ownership of our Company occur and Mr. Grossman’s employment with our Company is terminated for any reason after a change in control, then the employment agreement provides that he will receive a termination payment of two and one-half times the sum of (i) his then current base salary, and (ii) the greatest of (a) the prior year’s target bonus, (b) the current year’s actual bonus, or (c) the current year’s target bonus. This termination payment shall be payable ratably during the 12 months after termination or within 30 days after termination as a lump sum payment, at Mr. Grossman’s discretion. In addition, all outstanding stock options held by Mr. Grossman will immediately vest and become exercisable.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board has selected Deloitte & Touche LLP as the independent accounting firm to audit our financial statements for the fiscal year ending December 28, 2002. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they wish to do so. Additionally, they will be available to respond to questions.

      Deloitte & Touche LLP has served as our independent auditors since our inception. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on our audit. In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during 2001.

Fees Paid to Accountants for Services Rendered During Fiscal Year 2001

      The aggregate fees billed to our Company for the fiscal year ended December 29, 2001 by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”) are as follows:

Audit Fees

      The fees of Deloitte & Touche for their audit of our annual financial statements for the fiscal year ended December 29, 2001 and for their review of the interim financial statements included in our quarterly reports on Form 10-Q for the 2001 fiscal year totaled $491,000.

Financial Information Systems Design and Implementation Fees

      The fees of Deloitte & Touche for their services related to financial information systems design and implementation for the fiscal year ended December 29, 2001 totaled $1,631,000. The individuals providing these services were completely independent of Deloitte & Touche’s audit team. As such, our Company’s management determined that using Deloitte & Touche for these services would be most cost-effective for our Company and would not impair the auditor’s independence.

All Other Fees

      The fees of Deloitte & Touche for all other services rendered to our Company during the fiscal year ended December 29, 2001 totaled $1,071,000. Of this amount, $441,000 was for audit related services (including a review of registration statements, accounting consultations and acquisition and due diligence reviews) and $630,000 was for non-audit related services (including merger integration consulting services). The Audit Committee has determined that the rendering of all other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of the Board serves as the representative of the Board for general oversight of our Company’s financial accounting and reporting process, system of internal control and audit process.

      Management has primary responsibility for preparing our Company’s financial statements and for our financial reporting process. Our Company’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of our Company’s audited financial statements to accounting principles generally accepted in the United States of America.

      The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements, as well as interim financial statements, with management.

•	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as modified or supplemented. This discussion included, among other topics, the quality, not just the acceptability, of our Company’s accounting principles, the clarity of disclosures in the financial statements, the consistency of our Company’s application of accounting policies, and the auditors’ responsibility under Generally Accepted Auditing Standards to provide the Audit Committee with information regarding our Company’s internal control structure and financial statements, changes to significant accounting policies, management’s judgments and accounting estimates and significant audit adjustments.

•	The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence, including whether the independent auditors’ provision of non-audit services to our Company is compatible with the independent auditors’ independence, and has satisfied itself as to Deloitte & Touche LLP’s independence.

      Based on the review and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board that our Company’s audited financial statements as of and for the fiscal year ended December 29, 2001 be included in our 2001 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

      Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Respectfully Submitted By The Audit Committee:

Howard E. Chase, Chairman
J. Daniel Cole
William M. Hitchcock

      The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such reports by reference, and such reports will not otherwise be deemed to be soliciting materials to be filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on an investment in our Common Stock, the NASDAQ Stock Market Index (U.S. companies only) and an index of a peer group of medical device companies similar in size and stage of commercialization to us (the “Peer Group Index”) for the five-year period ended December 31, 2001.

      The companies included in this year’s Peer Group Index (the “New Peer Group”) have changed from those included last year. Due to our Company’s increase in size and product offerings in 2001 as a result of our merger with Thermo Cardiosystems Inc., the companies in our Peer Group Index have been updated to reflect companies of similar size and stage of commercialization to us after our merger with Thermo Cardiosystems Inc. The New Peer Group consists of the following 10 companies: Abiomed, Inc., Advanced Neuromodulation Systems, Inc., American Medical Systems Holdings, Inc., Arrow International, Inc., Cyberonics, Inc., Datascope Corporation, Edwards Lifesciences Corporation, Haemonetics Corporation, Possis Medical, Inc. and Wilson Greatbatch Technologies, Inc. Last year’s Peer Group Index (the “Old Peer Group”) consisted of the following 14 companies: Abiomed, Inc., Advanced Neuromodulation Systems, Inc., Angeion Corporation, Arrow International, Inc., Atrion Corporation, Bio-Vascular, Inc., Cardiotech International, Inc., Datascope Corporation, Eclipse Surgical Technologies, Inc., Fusion Medical Technologies, Inc., Gish Biomedical, Inc., Heartport, Inc., Possis Medical, Inc., and Thermo Cardiosystems Inc.

      The graph assumes the value of an investment in our Common Stock and each index was $100 at December 31, 1996 and the reinvestment of all dividends, if any.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG THORATEC CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
A NEW PEER GROUP AND AN OLD PEER GROUP

* $100 invested on 12/31/96 in stock or index —
including reinvestment of dividends.
Fiscal year ending December 31.

Source: Research Data Group, Inc.

	Cumulative Total Return

	12/96	12/97	12/98	12/99	12/00	12/01

THORATEC CORPORATION	100	70	75	103	116	179
NASDAQ STOCK MARKET (U.S.)	100	122	173	321	193	153
NEW PEER GROUP	100	110	106	134	161	198
OLD PEER GROUP	100	104	86	114	113	130

OTHER MATTERS

      We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board may recommend.

      It is important that your stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying Proxy in the envelope, which has been enclosed.

For the Board of Directors

M. Wayne Boylston
Secretary

Pleasanton, California

April 30, 2002

Appendix A

Thoratec Corporation

Employee Stock Purchase Plan

      1.     Purpose. This Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist employees of Thoratec Corporation (the “Company”) and any Participating Subsidiary, as defined in Section 4, to acquire an equity interest in the Company through the purchase of shares of Company common stock (the “Common Stock”).

      2.     Administration. The Plan shall be administered by the Board of Directors of the Company (or a committee thereof designated by the Board of Directors, which in either case is referred to as the “Board”). The Board may from time to time select a committee or persons (the “Administrator”) to be responsible for any matters in implementing the Plan. If no such committee or persons are selected, the Board shall be the Administrator. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), the Administrator may administer and interpret the Plan in any manner it believes to be desirable, and any such interpretation shall be conclusive and binding on the Company and all persons, and the Administrator shall have all powers necessary to accomplish the purposes of the Plan and discharge its duties hereunder.

      3.     Number Of Shares.

      (a) Share Limit. The total number of shares of Common Stock initially reserved and available for issuance pursuant to this Plan shall be 500,000 (the “Share Limit”). Notwithstanding the foregoing and subject to Section 3(b), the Share Limit shall automatically increase on March 1, 2003 and March 1 of each year thereafter until and including March 1, 2012 (unless the Plan is terminated earlier in accordance with the provisions hereof) by the “Annual Increase” which shall consist of a number of shares equal to the least of (i) 250,000, (ii) one-half of one percent (0.5%) of the number of shares of all classes of Common Stock of the Company outstanding on that date or (iii) a lesser number determined by the Administrator prior to such March 1; provided that the total number of shares available for issuance under the Plan shall not exceed the initial Share Limit plus the maximum potential cumulative Annual Increase. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan shall be counted against the Share Limit.

      (b) Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, offering of rights, or other similar change in the capital structure of the Company, the Board may make such adjustment, if any, as it deems appropriate in the number, kind, and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any option under the Plan. Such adjustment shall be made by the Administrator, whose determination shall be final, binding, and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option under the Plan.

      4.     Eligibility Requirements.

      (a) Eligible Employees. Each employee of the Company and each Participating Subsidiary, except those described in the next paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first Enrollment Date on or following commencement of his or her employment by the Company or the Participating Subsidiary or following such period of employment, not to exceed two years, as is designated by the Board from time to time. Participation in the Plan is entirely voluntary.

      (b) Non-Eligible Employees. The following employees are not eligible to participate in the Plan:

(i) employees who would, immediately upon enrollment or re-enrollment in the Plan, own directly or indirectly five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company or any parent of the Company (as defined in Section 424 of the Code); and

(ii) employees who are customarily employed by the Company less than 20 hours per week or less than five months in any calendar year.

      For purposes of the determination in clause (i) above, (a) the employee shall be deemed to own stock attributed to him or her under the attribution rules of Section 424(d) of the Code; (b) the employee shall be considered to own any stock that the employee could purchase through the exercise of any option or right to acquire stock held by the employee (including the option granted to the employee upon an Enrollment Date); and (c) the option granted to an employee on an Enrollment Date shall be deemed to be an option to acquire a number of shares of Common Stock of the Company equal to (x) the maximum number of shares that may be purchased on any Purchase Date as set forth in Section 6(b)(vii) hereof multiplied by (y) the number of Purchase Dates in the option period for such option.

      (c) Definition Of Employee. “Employee” shall mean any individual who is an employee of the Company or a Participating Subsidiary. Whether an individual qualifies as an Employee shall be determined by the Administrator, in its sole discretion. The Administrator shall be guided by the provisions of Treasury Regulation Section 1.421-7 and Section 3401(c) of the Code and the Treasury Regulations thereunder, with the intent that the Plan cover all “employees” within the meaning of those provisions other than those who are not eligible to participate in the Plan; provided, however, that any determinations regarding whether an individual is an “employee” shall be prospective only, unless otherwise determined by the Administrator. Unless the Administrator makes a contrary determination, the Employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days. Any inquiries regarding eligibility to participate in the Plan shall be directed to the Administrator, whose decision will be final.

      (d) Definition Of Subsidiary. “Subsidiary” shall mean any corporation that is a “subsidiary” of the Company as defined in Section 424(f) of the Code. “Participating Subsidiary” shall mean a United States domiciled Subsidiary which has been designated by the Administrator as covered by the Plan.

      5.     Enrollment. Any eligible employee may enroll or re-enroll in the Plan each year as of the first trading day of (i) September 2002, (ii) March 2003, and (iii) each September and March thereafter, or such other days as may be established by the Board from time to time (the “Enrollment Dates”). In order to enroll, an eligible employee must complete and submit to the Company the enrollment form approved by the Administrator. Any enrollment form received by the designee of the Administrator by (a) the September 2002 Enrollment Date, (b) with respect to each Enrollment Date thereafter, the 25th day of the month preceding such Enrollment Date (or the Enrollment Date in the case of employees hired after such 25th day), or (c) such other date established by the Administrator from time to time, will be effective on that Enrollment Date. For purposes of the Plan, a “trading day” is any day on which regular trading occurs on any established stock exchange or market system on which the Common Stock is traded. Any employee who has enrolled in the Plan and has not withdrawn shall be automatically re-enrolled in the Plan on the Enrollment Date next following the expiration of the employee’s option at the same level of payroll deduction as during the preceding option period. An employee wishing to change the level of payroll deduction must submit a new enrollment form on or before the due dates for such forms described above.

      6.     Grant Of Option On Enrollment.

      (a) Grant Of Option. Enrollment or re-enrollment by a participant in the Plan on an Enrollment Date will constitute the grant by the Company to the participant of an option to purchase shares of Common Stock from the Company under the Plan.

      (b) Terms Of Option. Each option granted under the Plan shall have the following terms:

(i) each option granted under the Plan will have a term of not more than 24 months or such shorter option period as may be established by the Board from time to time; notwithstanding the foregoing, however, whether or not all shares have been purchased thereunder, the option will expire on the earlier to occur of (A) the completion of the purchase of shares on the last Purchase Date occurring within 24 months after the Enrollment Date for such option, or such shorter option period as may be established by the Board before an Enrollment Date for all options to be granted on such date or (B) the date on which the employee’s participation in the Plan terminates for any reason;

(ii) payment for shares purchased under the option will be made only through payroll withholding in accordance with Section 7;

(iii) purchase of shares upon exercise of the option will be effected only on the Purchase Dates established in accordance with Section 8;

(iv) the price per share under the option will be determined as provided in Section 8;

(v) the number of shares available for purchase under an option will be determined by dividing (i) such participant’s payroll deductions accumulated on or prior to such Purchase Date and retained in such participant’s account as of the Purchase Date; by (ii) the applicable Purchase Price determined in accordance with Section 8;

(vi) the option (taken together with all other options then outstanding under this and all other similar stock purchase plans of the Company and any subsidiary of the Company, collectively “Options”) will in no event give the participant the right to purchase shares at a rate per calendar year which accrues in excess of $25,000 of fair market value of such shares, determined at the applicable Enrollment Date;

(vii) the option will in no event give the right to purchase more than 2,500 shares on any Purchase Date; and

(viii) the option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Administrator, in its sole discretion, from time to time.

      7.     Payroll And Tax Withholding; Use By Company.

      (a) Payroll Deductions. Each participant shall elect to have amounts withheld from his or her compensation paid by the Company during the option period, at a rate equal to any whole percentage up to 15 percent, or such other maximum percentage as the Board may establish from time to time before an Enrollment Date. Compensation includes regular salary payments, bonuses, overtime pay and any other compensation as may be determined from time to time by the Board of Directors, but excludes all other payments including, without limitation, long-term disability or workers compensation payments, car allowances, employee referral bonuses, relocation payments, expense reimbursements (including but not limited to travel, entertainment, and moving expenses), salary gross-up payments, and non-cash recognition awards. The participant shall designate a rate of withholding in his or her enrollment form and may elect to increase or decrease the rate of contribution effective as of any Enrollment Date, by delivery to the Company, not later than the 25th day of the month preceding such Enrollment Date, of a written notice indicating the revised withholding rate. The first payroll deduction will commence with the first payment of compensation on or after the Enrollment Date.

      (b) Use Of Withholdings. Payroll withholdings shall be credited to an account maintained for purposes of the Plan on behalf of each participant, as soon as administratively feasible after the withholding occurs. The Company shall be entitled to use the withholdings for any corporate purpose, shall have no obligation to pay interest on withholdings to any participant, and shall not be obligated to segregate withholdings.

      (c) Tax Withholdings. The participant shall pay, or make provision adequate to the Company for payment of, all federal, state, and other tax (and similar) withholdings that the Company determines, in its discretion, are required due to the acquisition of shares under the Plan or the disposition of such shares, including any such withholding that the Company determines in its discretion is necessary to allow the Company to claim tax deductions or other benefits in connection with the disposition.

      8.     Purchase Of Shares.

      (a) Purchase Date. On the last trading day of each month immediately preceding a month containing an Enrollment Date, or on such other days as may be established by the Board from time to time prior to an Enrollment Date for all options to be granted on an Enrollment Date (each a “Purchase Date”), the Company shall apply the funds then credited to each participant’s payroll withholdings account to the purchase of whole shares of Common Stock.

      (b) Purchase Price. The cost to the participant for the shares purchased under any option shall be not less than 85 percent of the lower of:

(i) the fair market value of the Common Stock on the Enrollment Date for such option; or

(ii) the fair market value of the Common Stock on that Purchase Date.

      The “fair market value” of the Common Stock on a date shall be the closing price of the Common Stock on the Nasdaq National Market (or, if determined by the Administrator to be the primary market on which the Common Stock is traded, a stock exchange or other market system on which the Common Stock is traded), or the fair market value on such date as determined by the Administrator if no such price is reported.

      (c) Funds Remaining After Purchase. Any funds in an amount less than the cost of one share of Common Stock left in a participant’s payroll withholdings account on a Purchase Date shall be carried forward in such account for application on the next Purchase Date.

      (d) Insufficient Shares Available. If at any Purchase Date, the shares available under the Plan are less than the number all participants would otherwise be entitled to purchase on such date, purchases shall be reduced proportionately to eliminate the deficit. Any funds that cannot be applied to the purchase of shares due to such a reduction shall be refunded to participants as soon as administratively feasible, unless the Administrator, in its sole discretion, determines that such excess funds shall be carried over to the next Purchase Date under this Plan.

      9.     Withdrawal From The Plan. A participant may withdraw from the Plan in full (but not in part) at any time, effective after written notice thereof is received by the Company. All funds credited to a participant’s payroll withholdings account shall be distributed to him or her without interest within 60 days after notice of withdrawal is received by the Company. Any eligible employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5. If a participant fails to remain employed for a customary period of 20 hours per week during an Offering Period, the participant will be deemed to have withdrawn from this Plan, the payroll deductions credited to the participant’s account will be promptly refunded, and the participant’s option under the Plan shall terminate.

      10.     Termination Of Employment. Participation in the Plan terminates immediately when a participant ceases to be employed by the Company for any reason whatsoever (including death or disability) or otherwise becomes ineligible to participate in the Plan. As soon as administratively feasible after termination, the Company shall pay to the participant or his or her beneficiary or legal representative, all amounts credited to the participant’s payroll withholdings account; provided, however, that if a participant ceases to be employed by the Company because of the commencement of employment with a Subsidiary of the Company that is not a Participating Subsidiary, funds then credited to such participant’s payroll withholdings account shall be applied to the purchase of whole shares of Common Stock at the next Purchase Date, and any funds remaining after such purchase shall be paid to the participant.

      11.     Beneficiaries.

      (a) Designation Of Beneficiary. Each participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt in written form by the Company and shall control over any disposition by will or otherwise.

      (b) Payment To Beneficiary. As soon as administratively feasible after the death of a participant, amounts credited to his or her account shall be paid in cash to the designated beneficiaries or, in the absence of a designation, to the executor, administrator, or other legal representative of the participant’s estate. Such payment shall relieve the Company of further liability with respect to the Plan on account of the deceased participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the participant has given express contrary written instructions.

      12.     Assignment.

      (a) Assignment Prohibited. Except as provided in Section 11, the rights of a participant under the Plan shall not be assignable by such participant, by operation of law or otherwise. No participant may create a lien on any funds, securities, rights, or other property held by the Company for the account of the participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if beneficiaries have not been designated.

      (b) Rights Exercisable Only By Participant. A participant’s right to purchase shares under the Plan shall be exercisable only during the participant’s lifetime and only by him or her, except that a participant may direct the Company in the enrollment form to issue share certificates to the participant and his or her spouse in community property, to the participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Administrator; provided, that such direction may not be terminated, except at the beginning of a new enrollment period or pursuant to a “qualified domestic relations order” as defined under the Code.

      13.     Administrative Assistance. If the Administrator in its discretion so elects, it may engage a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. If the Administrator so elects, each participant shall be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a participant under the Plan shall be held in the account in the name in which the share certificate would otherwise be issued.

      14.     Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such participant by the Company. Any brokerage fees for the purchase of shares by a participant shall be paid by the Company, but brokerage fees for the resale of shares by a participant shall be borne by the participant.

      15.     Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury Regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section 15 shall take precedence over all other provisions of the Plan.

      16.     Applicable Law. The Plan and options granted hereunder shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

      17.     Modification And Termination.

      (a) Modification And Termination Of Plan. The Board may modify, amend, alter, or terminate the Plan at any time, including amendments to outstanding options. No amendment to (i) increase the number of shares reserved for purchase under the Plan, (ii) change the designation of the employees (or class of employees) eligible for participation in this Plan; or (iii) if the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the time of such amendment, materially increase the benefits that may accrue to participants under this Plan, shall be effective unless within 12 months after it is adopted by the Board, it is approved by the stockholders of the Company.

      (b) Termination Of Options. In the event the Plan is terminated, the Board may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the participants as soon as administratively feasible.

      (c) Asset Sale, Merger, Etc. In the event of the sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, or the dissolution or liquidation of the Company, the Board shall provide for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof, unless the Board decides to take such other action as it deems appropriate, including, without limitation, providing for the termination of the Plan and providing for a Purchase Date to occur on the trading day immediately preceding the date of such termination.

      18.     Rights As An Employee. Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or any Subsidiary or to affect the Company’s or any Subsidiary’s right to terminate the employment of any person at any time with or without cause.

      19.     Rights As A Shareholder; Delivery Of Certificates. Participants shall be treated as the owners of their shares effective as of the Purchase Date. Certificates evidencing shares purchased on any Purchase Date shall be delivered to participants as soon as administratively feasible, unless the Administrator determines that the Company instead of delivery of share certificates shall (i) deliver a certificate (or equivalent) to a broker for crediting to the participant’s account, or (ii) make a notation in the participant’s favor of non-certificated shares on the Company’s stock records.

      20.     Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Securities Exchange Act of 1934 shall comply with the applicable provisions of Rule 16b-3 of such Act. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934 with respect to Plan transactions.

THORATEC CORPORATION

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Shareholders to be Held on May 31, 2002

The undersigned, revoking all prior proxies, hereby appoint(s) D. Keith Grossman and M. Wayne Boylston, and each of them, with full power of substitution and revocation, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote as set forth below all shares of stock of THORATEC CORPORATION (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters at 6035 Stoneridge Drive, Pleasanton, California 94588, on Friday, May 31, 2002 at 9:00 a.m., Pacific Daylight Time, and at any postponements or adjournments of that meeting.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS IN RESPECT OF THE ELECTION PROPOSAL, FOR THE APPROVAL OF THE THORATEC CORPORATION EMPLOYEE STOCK PURCHASE PLAN AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark your votes

as in this example

   1.   Election of Directors:

☐ FOR ALL nominees listed below (except as marked to the contrary below). ☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below.

(INSTRUCTION: To withhold the authority to vote for any individual nominee, mark the box next to the nominee’s name below.)

Name of Nominee:	☐ D. Keith Grossman	☐ Howard E. Chase	☐ J. Daniel Cole
	☐ J. Donald Hill	☐ William M. Hitchcock	☐ George W. Holbrook, Jr.
	☐ Theo Melas-Kyriazi	☐ Daniel M. Mulvena

   2.   Approval of the Thoratec Corporation Employee Stock Purchase Plan: To approve the Company’s Employee Stock Purchase Plan, as described in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: ________________________, 2002

(Signature)

(Signature)

(Title)
(If Shareholder is not an Individual)

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears on the stock records of the Company and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)